EXHIBIT 4.1


                                                               -----------------
                                                               Execution Version
                                                               -----------------


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                                            [Published CUSIP Number: __________]


                                   MULTI-YEAR
                                  $400,000,000
                                CREDIT AGREEMENT

                         Dated as of September 28, 2004

                                      among

                             ST. JUDE MEDICAL, INC.,
                                as the Borrower,

                             BANK OF AMERICA, N.A.,
                 as Administrative Agent, L/C Issuer and Lender,

                       THE BANK OF TOKYO-MITSUBISHI, LTD.,
                              AS SYNDICATION AGENTS

                                  BANK ONE, NA,
                             WELLS FARGO BANK, N.A.
                                       AND
                                 SUNTRUST BANK,
                           AS CO-DOCUMENTATION AGENTS

                                       and

                         The Other Lenders Party Hereto

                         BANC OF AMERICA SECURITIES LLC,
                                       as
                    Sole Lead Arranger and Sole Book Manager


================================================================================

                                TABLE OF CONTENTS

      Section                                                              Page
      -------                                                              ----

ARTICLE I.            DEFINITIONS AND ACCOUNTING TERMS.......................1

     1.01     Defined Terms..................................................1
     1.02     Other Interpretive Provisions.................................18
     1.03     Accounting Terms..............................................18
     1.04     Rounding......................................................19
     1.05     References to Agreements and Laws.............................19
     1.06     Times of Day..................................................19
     1.07     Letter of Credit Amounts......................................19


ARTICLE II.           THE COMMITMENTS AND CREDIT EXTENSIONS.................19

     2.01     Loans.........................................................19
     2.02     Borrowings, Conversions and Continuations of Loans............20
     2.03     Letters of Credit.............................................21
     2.04     Prepayments...................................................28
     2.05     Termination or Reduction of Commitments.......................29
     2.06     Repayment of Loans............................................29
     2.07     Interest......................................................29
     2.08     Fees..........................................................30
     2.09     Computation of Interest and Fees..............................30
     2.10     Evidence of Debt..............................................31
     2.11     Payments Generally............................................31
     2.12     Sharing of Payments...........................................33
     2.13     Increase in Commitments.......................................33


ARTICLE III.          TAXES, YIELD PROTECTION AND ILLEGALITY................35

     3.01     Taxes.........................................................35
     3.02     Illegality....................................................36
     3.03     Inability to Determine Rates..................................36
     3.04     Increased Cost and Reduced Return; Capital Adequacy...........36
     3.05     Funding Losses................................................37
     3.06     Matters Applicable to all Requests for Compensation...........38
     3.07     Survival......................................................38


ARTICLE IV.           CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.............38

     4.01     Conditions of Initial Credit Extension........................38
     4.02     Conditions to all Credit Extensions...........................40


ARTICLE V.            REPRESENTATIONS AND WARRANTIES........................40

     5.01     Corporate Existence and Power.................................40
     5.02     Corporate Authorization; No Contravention.....................41
     5.03     Governmental Authorization....................................41
     5.04     Binding Effect................................................41
     5.05     Litigation....................................................41

     5.06     No Default....................................................42
     5.07     ERISA Compliance..............................................42
     5.08     Use of Proceeds; Margin Regulations...........................43
     5.09     Title to Properties...........................................43
     5.10     Taxes.........................................................43
     5.11     Financial Condition...........................................43
     5.12     Environmental Matters.........................................44
     5.13     Regulated Entities............................................44
     5.14     No Burdensome Restrictions....................................44
     5.15     Copyrights, Patents, Trademarks and Licenses, Etc. ...........44
     5.16     Subsidiaries..................................................44
     5.17     Insurance.....................................................44
     5.18     Full Disclosure...............................................44


ARTICLE VI.           AFFIRMATIVE COVENANTS.................................45

     6.01     Financial Statements..........................................45
     6.02     Certificates; Other Information...............................45
     6.03     Notices.......................................................47
     6.04     Preservation of Corporate Existence, Etc. ....................48
     6.05     Maintenance of Property.......................................48
     6.06     Insurance.....................................................48
     6.07     Payment of Obligations........................................49
     6.08     Compliance with Laws..........................................49
     6.09     Inspection of Property and Books and Records..................49
     6.10     Environmental Laws............................................49
     6.11     Use of Proceeds...............................................49


ARTICLE VII.          NEGATIVE COVENANTS....................................50

     7.01     Limitation on Liens...........................................50
     7.02     Disposition of Assets.........................................51
     7.03     Consolidations and Mergers....................................52
     7.04     Loans and Investments.........................................52
     7.05     Limitation on Subsidiary Indebtedness.........................53
     7.06     Transactions with Affiliates..................................54
     7.07     Use of Proceeds; Regulation U.................................54
     7.08     Limitation on Subsidiary Dividends............................54
     7.09     Joint Ventures................................................54
     7.10     Restricted Payments...........................................54
     7.11     Change in Business............................................55
     7.12     Accounting Changes............................................55
     7.13     Consolidated Interest Coverage Ratio..........................55
     7.14     Consolidated Leverage Ratio...................................55


ARTICLE VIII.         EVENTS OF DEFAULT AND REMEDIES........................55

     8.01     Events of Default.............................................55
     8.02     Remedies Upon Event of Default................................58

     8.03     Application of Funds..........................................58


ARTICLE IX.           ADMINISTRATIVE AGENT..................................59

     9.01     Appointment and Authority.....................................59
     9.02     Rights as a Lender............................................59
     9.03     Exculpatory Provisions........................................59
     9.04     Reliance by Administrative Agent..............................60
     9.05     Delegation of Duties..........................................61
     9.06     Resignation of Administrative Agent...........................61
     9.07     Non-Reliance on Administrative Agent and Other Lenders........61
     9.08     No Other Duties, Etc..........................................62
     9.09     Administrative Agent May File Proofs of Claim.................62

ARTICLE X.            MISCELLANEOUS.........................................63

     10.01    Amendments, Etc...............................................63
     10.02    Notices; Effectiveness; Electronic Communication..............64
     10.03    No Waiver; Cumulative Remedies................................65
     10.04    Expenses; Indemnity; Damage Waiver............................65
     10.05    Payments Set Aside............................................67
     10.06    Successors and Assigns........................................67
     10.07    Treatment of Certain Information; Confidentiality.............71
     10.08    Set-off.......................................................71
     10.09    Interest Rate Limitation......................................72
     10.10    Counterparts..................................................72
     10.11    Integration...................................................72
     10.12    Survival of Representations and Warranties....................72
     10.13    Severability..................................................73
     10.14    Replacement of Lenders........................................73
     10.15    Tax Forms.....................................................74
     10.16    Governing Law.................................................76
     10.17    Waiver of Right to Trial by Jury..............................77
     10.18    USA PATRIOT Act Notice........................................77

SIGNATURES.................................................................S-1

SCHEDULES

         1.01     Excluded Subsidiaries
         2.01     Commitments and Pro Rata Shares
         5.05     Litigation
         5.07     ERISA Matters
         5.10     Taxes
         5.11     Material Indebtedness
         5.12     Environmental Matters
         5.16     Subsidiaries
         6.06     Insurance Coverage
         7.01     Existing Liens
         7.04(a)  Investment Policy
         7.05     Existing Indebtedness
         10.02    Administrative Agent's Office, Certain Addresses for Notices



EXHIBITS
                  FORM OF

         A        Loan Notice
         B        Note
         C        Compliance Certificate
         D        Assignment and Assumption Agreement
         E        Opinion Matters

                    MULTI-YEAR $400,000,000 CREDIT AGREEMENT

         This MULTI-YEAR $400,000,000 CREDIT AGREEMENT (the "Agreement") is entered into as of September 28, 2004, among ST. JUDE MEDICAL, INC., a Minnesota corporation (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, LC Issuer and Lender.

         The Borrower has requested that the Lenders provide a multi-year revolving credit facility, with a letter of credit subfacility, and the Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary is the surviving entity.

         "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

         "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

         "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

         "Aggregate Commitments" means the Commitments of all the Lenders, which on the Closing Date equal the sum of $400,000,000.

         "Agreement" means this Credit Agreement.

         "Applicable Rate" means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

-----------------------------------------------------------------------------------------------------------------------
                                                                                                   UTILIZATION FEE
                                                              APPLICABLE MARGIN       LETTER OF    (GREATER THAN OR
       LEVEL            DEBT RATING         FACILITY FEE       FOR LIBOR LOANS       CREDIT FEE    EQUAL TO 50% USAGE)
-----------------------------------------------------------------------------------------------------------------------
         I         A / A2 or higher            0.080                0.220               0.300           0.100
-----------------------------------------------------------------------------------------------------------------------
         II        A- / A3                     0.100                0.300               0.400           0.100
-----------------------------------------------------------------------------------------------------------------------
         III       BBB+ / Baa1                 0.110                0.390               0.500           0.125
-----------------------------------------------------------------------------------------------------------------------
         IV        BBB / Baa2                  0.150                0.475               0.625           0.125
-----------------------------------------------------------------------------------------------------------------------
         V         BBB- / Baa3                 0.200                0.675               0.875           0.125
-----------------------------------------------------------------------------------------------------------------------
         VI        BB+ / Bal or lower          0.300                0.950               1.250           0.125
-----------------------------------------------------------------------------------------------------------------------

                  "Debt Rating" means, as of any date of determination, the rating as determined by either S&P or Moody's (collectively, the "Debt Ratings") of the Borrower's non-credit-enhanced, senior unsecured long-term debt; provided that, if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level VI being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.02(d) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

         "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

         "Assignment and Assumption" means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

         "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

         "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

         "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2003, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations.

         "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

         "Bank of America" means Bank of America, N.A. and its successors.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate". The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

         "Borrower" has the meaning specified in the introductory paragraph hereto.

         "Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

         "Cash Collateralize" has the meaning specified in Section 2.03(g).

         "Change of Control" means, with respect to any Person, an event or series of events by which:

                  (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

                  (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

         "Closing Date" means the first date all the conditions precedent in
Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

         "Code" means the Internal Revenue Code of 1986.

         "Commitment" means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period,
(ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) all non-cash items increasing Consolidated Net Income for such period.

         "Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business),
(e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

         "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

         "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

         "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to
Section 6.01(a) or (b).

         "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

         "Consolidated Tangible Net Worth" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders' Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.

         "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other financial obligation (each a "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or
(b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control" has the meaning specified in the definition of "Affiliate".

         "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

         "Debt Rating" has the meaning set forth in the definition of "Applicable Rate".

         "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus
(ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Letter of Credit Fees plus 2% per annum.

         "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

         "Dollar" and "$" mean lawful money of the United States.

         "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
(c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA

Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         "Eurodollar Base Rate" has the meaning set forth in the definition of Eurodollar Rate.

         "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

                                                Eurodollar Base Rate
                 Eurodollar Rate  =   ------------------------------------------
                                         1.00 - Eurodollar Reserve Percentage

                  Where,

                           "Eurodollar Base Rate" means, for any Interest Period
                  with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

         "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

         "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Event of Default" has the meaning specified in Section 8.01.

         "Excluded Subsidiary" means each Subsidiary listed on Schedule 1.01 by reason that such Subsidiary no longer actively conducts any business or operations, including as a holding or investment company, and has been, will be after the Closing Date, or likely will be after the Closing Date, liquidated, and in the event that any such Subsidiary shall after the Closing Date conduct any business or operations, including as a holding or investment company, such that after three consecutive fiscal quarters of the Borrower and its Subsidiaries, such Subsidiary has income equal to or greater than 1% of Consolidated Net Income determined for the same such period, then such Subsidiary shall no longer be an Excluded Subsidiary as of the date of delivery, or date delivery is required (whichever is earlier), of the financial statements of the Borrower and its Subsidiaries pursuant to Section 6.01(a) or (b) with respect to the third such consecutive fiscal quarter and a Responsible Officer shall notify the Administrative Agent thereof.

         "Existing Multi-Year Credit Agreement" means that certain Multi-Year Credit Agreement dated as of September 11, 2003 (as now or hereafter amended, modified, supplemented or amended and restated) by and among the Borrower, Bank of America as administrative agent, and the lenders from time to time party thereto.

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Fee Letter" means the letter agreement, dated August 31, 2004, among the Borrower, the Administrative Agent and the Arranger.

         "Foreign Lender" has the meaning specified in Section 10.15(a)(i).

         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

         "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Granting Lender" has the meaning specified in Section 10.06(h).

         "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                  (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

                  (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

                  (c) net obligations of such Person under any Swap Contract;

                  (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

                  (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

                  (f) capital leases and Synthetic Lease Obligations; and

                  (g) all Guarantees of such Person in respect of any of the foregoing.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

         "Indemnitees" has the meaning set forth in Section 10.04(b).

         "Independent Auditor" has the meaning set forth in Section 6.01(a).

         "Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

         "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

         "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

                  (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) no Interest Period shall extend beyond the Maturity
         Date.

         "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "Investment Transaction" has the meaning set forth in Section 7.04.

         "IRS" means the United States Internal Revenue Service.

         "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

         "Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

         "Joint Venture" means a corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

         "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

         "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

         "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

         "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer.

         "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

         "Letter of Credit" means any letter of credit issued hereunder. A Letter of Credit may only be a standby letter of credit.

         "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

         "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

         "Letter of Credit Sublimit" means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

         "Loan" has the meaning specified in Section 2.01.

         "Loan Documents" means this Agreement, each Note, and the Fee Letter.

         "Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

         "Margin Stock" means "margin stock" as such term is defined in Regulation F, U or X of the FRB.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

         "Maturity Date" means September 28, 2009.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

         "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Other Taxes" has the meaning set forth in Section 3.01(b).

         "Outstanding Amount" means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and
(ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

         "Participant" has the meaning specified in Section 10.06(d).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Permitted Liens" has the meaning specified in Section 7.01.

         "Permitted Receivables Facility" means one or more accounts receivable securitization arrangements which provide for (a) the sale of accounts receivable and any related property by the Borrower and/or any of its Subsidiaries to a financing party or a special purpose vehicle and (b) if a special purpose vehicle is used in any such arrangements, the granting of a security interest in accounts receivables and any related property by such special purpose vehicle and/or the granting of a security interest by the Borrower or such Subsidiary in any such related property; provided however, that the sum of the aggregate net unrecovered investment and the aggregate outstanding advances from the financing parties under such accounts receivable securitization arrangements shall not exceed $150,000,000.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

         "Pro Rata Share" means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on
Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

         "Register" has the meaning set forth in Section 10.06(c).

         "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

         "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

         "Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

         "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

         "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Shareholders' Equity" means, as of any date of determination, consolidated shareholders' equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

         "SPC" has the meaning specified in Section 10.06(h).

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

         "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

         "Taxes" has the meaning set forth in Section 3.01(a).

         "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

         "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." mean the United States of America.

         "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

         1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) (i) The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                  (iii) The term "including" is by way of example and not limitation.

                  (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including".

         (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         1.03 ACCOUNTING TERMS. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

         (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         1.04 ROUNDING. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06 TIMES OF DAY. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

         1.07 LETTER OF CREDIT AMOUNTS. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

                                  ARTICLE II.
                      THE COMMITMENTS AND CREDIT EXTENSIONS

         2.01 LOANS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such

Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this
Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         2.02 BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

         (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

         (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative

Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

         (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

         (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

         (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

         2.03 LETTERS OF CREDIT.

         (a) The Letter of Credit Commitment.

                  (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender's Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

                  (ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

                           (A) any order, judgment or decree of any Governmental
                  Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

                           (B) the expiry date of such requested Letter of
                  Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date;

                           (C) the expiry date of such requested Letter of
                  Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

                           (D) the issuance of such Letter of Credit would
                  violate one or more policies of the L/C Issuer; or

                           (E) such Letter of Credit is in an initial amount
                  less than $500,000 or is to be denominated in a currency other than Dollars; or

                           (F) a default of any Lender's obligations to fund
                  under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer's risk with respect to such Lender.

                  (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

         (b) Procedures for Issuance and Amendment of Letters of Credit.

                  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

                  (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender or the Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

                  (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

         (c) Drawings and Reimbursements; Funding of Participations.

                  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

                  (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to
         Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

                  (iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

                  (v) Each Lender's obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including
         (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                  (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

         (d) Repayment of Participations.

                  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

                  (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in
         Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

         (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                  (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                  (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                  (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                  (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

                  (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

         The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

         (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary or transferee at law or under any other agreement of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04 and Section 8.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

         (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

         (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the

Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

         (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand until no amounts remain to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

         (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

         2.04 PREPAYMENTS.

         (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon; (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to
Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

         (b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this
Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

         2.05 TERMINATION OR REDUCTION OF COMMITMENTS. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility and utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

         2.06 REPAYMENT OF LOANS. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

         2.07 INTEREST.

         (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

         (b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

         (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         2.08 FEES. In addition to certain fees described in subsections (i) and
(j) of Section 2.03:

         (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

         (b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a utilization fee equal to the corresponding Applicable Rate times the Total Outstandings on each day that the Total Outstandings exceed 50% of the actual daily amount of the Aggregate Commitments. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

         (c) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         2.09 COMPUTATION OF INTEREST AND FEES. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

         2.10 EVIDENCE OF DEBT.

         (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

         (b) In addition to the accounts and records referred to in subsection
(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

         2.11 PAYMENTS GENERALLY.

         (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

         (c) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

                  (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

         A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

         (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

         (e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.

The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under
Section 10.04(c).

         (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.12 SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in
Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

         2.13 INCREASE IN COMMITMENTS.

         (a) Request for Increase. Provided that no Default or Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) there shall have been no prior voluntary reduction by the Borrower of the Aggregate Commitments.

At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

         (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

         (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and each L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

         (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase; provided, however, that any increase pursuant to this Section 2.13 shall not increase the Letter of Credit Sublimit. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

         (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V of this Agreement, but excluding the representation and warranty as to no Material Adverse Effect contained in Section 5.11(b) of this Agreement, or any other Loan Document are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares of the Lenders arising from any nonratable increase in the Commitments under this Section.

         (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

                                  ARTICLE III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01 TAXES.

         (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

         (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

         3.02 ILLEGALITY. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         3.03 INABILITY TO DETERMINE RATES. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

         3.04 INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

         (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section
3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such

Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

         (c) If any Lender makes demand under either Section 3.04(a) or (b) more than ninety (90) days after it obtains knowledge of an event giving rise to its right to make such demand, such Lender shall, with respect to compensation payable pursuant to Section 3.04(a) or (b), only be entitled to payment thereunder as a result of any such event for the period from and after the date ninety (90) days prior to the date that such Lender does make demand. Each demand shall be accompanied by a certificate stating the amount demanded and stating in reasonable detail the basis for the charges and the method of computation. Notwithstanding any other provision of this Section 3.04, no Lender shall demand compensation for any increased cost, charge or reduction referred to in Section 3.04(a) or (b) if it shall not at the time be the general policy of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, and each Lender shall in good faith endeavor to allocate increased costs or reductions fairly among all of its affected commitments and credit extensions (whether or not it seeks compensation from all affected borrowers).

         3.05 FUNDING LOSSES. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

         (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

         (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

         (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender for services actually performed in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         3.06 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION.

         (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

         (b) Upon any Lender's making a claim for compensation under Section
3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 10.14.

         3.07 SURVIVAL. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                  ARTICLE IV.
                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

         4.01 CONDITIONS OF INITIAL CREDIT EXTENSION. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

         (a) The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

                  (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

                  (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

                  (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

                  (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

                  (v) favorable opinions of Kevin O'Malley, General Counsel of the Borrower, and Dorsey & Whitney, LLP, special counsel to the Borrower, each addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E and such other matters concerning the Borrower and the Loan Documents as the Required Lenders may reasonably request;

                  (vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

                  (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the representations and warranties of the Borrower contained in Article V of this Agreement, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.01, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) the conditions specified in Sections 4.02(b) have been satisfied, (C) that there has been no event or circumstance since June 30, 2004 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (D) the current Debt Ratings;

                  (viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

                  (ix) a Compliance Certificate for the Borrower and its Subsidiaries, prepared as of the last day of the fiscal quarter thereof ended most recently prior to the Closing Date; and

                  (x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent and the L/C Issuer or the Required Lenders reasonably may require.

         (b) Any fees required to be paid on or before the Closing Date shall have been paid.

         (c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

         (d) The Closing Date shall have occurred on or before October 8, 2004.

         Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

         4.02 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

         (a) The representations and warranties of the Borrower contained in
Article V of this Agreement, but excluding the representation and warranty as to no Material Adverse Effect contained in Section 5.11(b) of this Agreement, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

         (b) No Default shall exist, or would result from such proposed Credit Extension.

         (c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

         Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Administrative Agent and the Lenders that:

         5.01 CORPORATE EXISTENCE AND POWER. The Borrower and each of its Subsidiaries (other than Excluded Subsidiaries):

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

         (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

         (d) is in compliance with all Laws; except, in each case referred to in clause (b), (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         5.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document have been duly authorized by all necessary corporate action, and do not and will not:

         (a) contravene the terms of any of the Borrower's Organization
Documents;

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or

         (c) violate any Laws.

         5.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

         5.04 BINDING EFFECT. This Agreement and each other Loan Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.05 LITIGATION. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or its Subsidiaries or any of their respective properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         5.06 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

         5.07 ERISA COMPLIANCE.

         (a) Except as specifically disclosed in Schedule 5.07, each Plan is in substantial compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would if not remedied (the time for such remedy not having yet expired) cause the loss of such qualification.

         (b) There are no pending, or to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or other violation of the fiduciary responsibility rule under ERISA with respect to any Plan which could reasonably result in a Material Adverse Effect.

         (c) Except as specifically disclosed in Schedule 5.07, no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan.

         (d) Except as specifically disclosed in Schedule 5.07, no Pension Plan has any Unfunded Pension Liability.

         (e) Except as specifically disclosed in Schedule 5.07, the Borrower has not incurred, nor does it reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

         (f) Except as specifically disclosed in Schedule 5.07, the Borrower has not transferred any Unfunded Pension Liability to any Person or to the knowledge of the Borrower otherwise engaged in a transaction subject to Section 4069 of ERISA.

         (g) No trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b), (c), (m) or (o) of the Code maintains or contributes to any Pension Plan or other Plan subject to Section 412 of the Code. During the five year period ending on the Closing Date, neither the Borrower nor any Person under common control with the Borrower (as defined in the preceding sentence) has ever contributed to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

         5.08 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.11 and Section 7.07. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         5.09 TITLE TO PROPERTIES. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) is subject to no Liens, other than Permitted Liens.

         5.10 TAXES. The Borrower and its Subsidiaries (other than Excluded Subsidiaries) have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect or that is not disclosed on Schedule 5.10.

         5.11 FINANCIAL CONDITION.

         (a) The Audited Financial Statements, and the unaudited consolidated financial statements of the Borrower and its Subsidiaries dated June 30, 2004, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on June 30, 2004 including the notes thereto and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations:

                  (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments in the case of such unaudited statements;

                  (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                  (iii) except as specifically disclosed in Schedule 5.11, show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

         (b) Since June 30, 2004, there has been no Material Adverse Effect.

         5.12 ENVIRONMENTAL MATTERS. Except as specifically disclosed in
Schedule 5.12, existing Environmental Laws and existing Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.13 REGULATED ENTITIES. Neither the Borrower, any Person controlling the Borrower, nor any Subsidiary, is an "Investment Company" within the meaning of the Investment Companies Act of 1940. The Borrower is not subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness.

         5.14 NO BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         5.15 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. The Borrower and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary (other than an Excluded Subsidiary) infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         5.16 SUBSIDIARIES. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule
5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

         5.17 INSURANCE. The properties of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) are insured either with financially sound and reputable insurance companies or under legitimate and responsible self-insurance programs, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries (other than Excluded Subsidiaries) operate.

         5.18 FULL DISCLOSURE. None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                  ARTICLE VI.
                              AFFIRMATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary (other than Excluded Subsidiaries) to:

         6.01 FINANCIAL STATEMENTS. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender:

         (a) as soon as available, but not later than 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by the opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower or any Subsidiary's records; and

         (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2004, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries. As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

         6.02 CERTIFICATES; OTHER INFORMATION. Deliver to the Administrative Agent with sufficient copies for each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

         (a) (i) concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate, executed by a Responsible Officer, which certifies, among other things, that no Default or Event of Default has occurred and is continuing (except as described therein);

         (b) promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC;

         (c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request;

         (d) immediately, written notice of the Borrower's receipt of a Debt Rating or any change in such Debt Rating; and

         (e) immediately, written notice of Loans in excess of 50% of the Total Commitment.

         Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request for itself and to each Lender that makes a request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent on behalf of itself or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent for itself and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that
(w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC", the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor"; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor".

         6.03 NOTICES. Promptly notify the Administrative Agent and each Lender:

         (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that is reasonably likely to become a Default or Event of Default;

         (b) of any matter that has resulted or is reasonably likely to result in a Material Adverse Effect, including (insofar as the same has resulted or is reasonably likely to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

         (c) of any of the following events affecting the Borrower, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower with respect to such event:

                  (i) an ERISA Event;

                  (ii) if any of the representations and warranties in Section
         5.12 ceases to be true and correct;

                  (iii) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code;

                  (iv) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code that results in a material increase in contributions or Unfunded Pension Liability; or

                  (v) the commencement of contributions to any Pension Plan or other Plan subject to Section 412 of the Code; and

         (d) of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries.

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

         6.04 PRESERVATION OF CORPORATE EXISTENCE, ETC.

         (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

         (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02;

         (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

         (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         6.05 MAINTENANCE OF PROPERTY. Maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary (other than an Excluded Subsidiary) shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

         6.06 INSURANCE. Maintain, either with financially sound and reputable independent insurers or under legitimate and responsible self-insurance programs, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that at all times during the term of this Agreement the Borrower shall maintain insurance coverage with sound and reputable independent insurers in substantially the same amounts and covering substantially the same risks as the coverage existing on the Closing Date which is specifically disclosed in Schedule 6.06. Upon request of the Administrative Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of the Borrower's insurance broker setting forth the nature, extent and such other information as the Administrative Agent may reasonably request regarding the independent insurance maintained by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) in accordance with this Section 6.06.

         6.07 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all their respective obligations and liabilities with respect to which the failure to make payment could reasonably be expected to have a Material Adverse Effect, including (insofar as the same could reasonably be expected to have a Material Adverse Effect):

         (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

         (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and

         (c) all Indebtedness, as and when due and payable.

         6.08 COMPLIANCE WITH LAWS. Comply, in all material respects with all requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and Regulation U issued by the FRB), except such as may be contested in good faith or as to which a bona fide dispute may exist.

         6.09 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Borrower shall maintain and shall cause each Subsidiary (other than Excluded Subsidiaries) to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries. The Borrower shall permit, and shall cause each Subsidiary (other than Excluded Subsidiaries) to permit, representatives and independent contractors of the Administrative Agent, at the expense of the Borrower for one annual visit and inspection and at the expense of the Administrative Agent for each more frequent visit and inspection, or any Lender, at such Lender's expense, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice at the Borrower's expense.

         6.10 ENVIRONMENTAL LAWS. The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws (except for any noncompliance which has not resulted or is not reasonably likely to result in a Material Adverse Effect).

         6.11 USE OF PROCEEDS. Use the proceeds of the Credit Extensions (a) for working capital, capital expenditures, acquisitions, share repurchases and other corporate purposes not in contravention of any Law or of any Loan Document; and (b) to provide liquidity to support the Borrower's commercial paper program.

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary (other than an Excluded Subsidiary) to, directly or indirectly:

         7.01 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

         (a) any Lien existing on property of the Borrower or any Subsidiary on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date;

         (b) any Lien created under any Loan Document;

         (c) Liens for taxes, fees, assessments or other governmental charges which-are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.04, provided that no notice of lien has been filed or recorded under the Code;

         (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

         (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

         (f) Liens on the property of the Borrower or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

         (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

         (h) Liens on assets of companies which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective companies became Subsidiaries and were not created in anticipation thereof;

         (i) purchase money security interests on any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof,
(ii) such Lien attaches solely to the property so acquired in such transaction,
(iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $75,000,000;

         (j) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

         (k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by either of the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by either of the Borrower or any Subsidiary to provide collateral to the depository institution;

         (l) Other Liens on property, provided that the sum of the aggregate Indebtedness secured by such Liens (exclusive of Indebtedness secured by Liens permitted by clauses (a) through (k), (m) and (n) hereof) shall not exceed an amount equal to 5% of Consolidated Tangible Net Worth as shown on the Borrower's consolidated balance sheet for its most recent prior fiscal quarter; and

         (m) Liens on accounts receivable and related property of any Subsidiary of the Borrower and/or on any such related property of the Borrower, in each case subject to a Permitted Receivables Facility and created in connection with such Permitted Receivables Facility; and

         (n) Liens on property existing at the time of acquisition thereof by the Borrower or any Subsidiary; provided, such Liens were in existence prior to such acquisition and were not created in contemplation of such acquisition.

         7.02 DISPOSITION OF ASSETS. Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

         (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

         (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

         (c) other dispositions of property during the term of this Agreement whose net book value in the aggregate shall not exceed 10% of the total assets of the Borrower and its consolidated Subsidiaries as reflected on the balance sheet of the Borrower and its consolidated Subsidiaries for their most recent prior fiscal quarter; and

         (d) the sale of notes or account receivables (or interests therein) pursuant to and in accordance with the terms of a Permitted Receivables Facility by the Borrower or any Subsidiary.

         7.03 CONSOLIDATIONS AND MERGERS. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

         (a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation;

         (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another wholly-owned Subsidiary or as otherwise permitted by Section 7.02; and

         (c) any Subsidiary may merge with a third party in order to consummate an Acquisition, including any merger as a result of which the third party is the surviving entity, so long as such entity upon the consummation of the merger is a Subsidiary.

         7.04 LOANS AND INVESTMENTS. Purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower, except for:

         (a) investments in cash equivalents and short term marketable securities in accordance with the written investment policy approved from time to time by the Borrower's board of directors, a current copy of which is set forth as Schedule 7.04(a) attached hereto and provided further, that the Borrower shall provide a copy of such policy to any Lender upon written request given to the Administrative Agent from time to time;

         (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

         (c) extensions of credit by the Borrower to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

         (d) Acquisitions, including investments in a Subsidiary or a third party incurred in order to consummate Acquisitions, provided that (i) such Acquisitions are undertaken in accordance with all applicable Laws; and (ii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree or any owner of any assets being acquired is obtained if such consent or approval is required to authorize the same;

         (e) minority equity investments or venture capital investments, provided that such investments are within the healthcare industry;

         (f) loans or other advances made during the term of this Agreement by the Borrower or any of their Subsidiaries which in the aggregate do not exceed 1% of the total assets of the Borrower and its consolidated Subsidiaries as reflected on the balance sheet of the Borrower and its consolidated Subsidiaries for the most recent fiscal quarter preceding the date of determination;

         (g) Advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes; and

         (h) investments in one or more Subsidiaries of the Borrower by the Borrower.

The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to acquire any securities in connection with any transaction subject to Section 13(d) (other than an Investment Transaction) or Section 14 of the Exchange Act, unless, prior to the time such transaction becomes subject to such Section 13 or 14, the board of directors or other applicable governing body of the Person that is the issuer of such securities has adopted a resolution approving such transaction. For purposes of this Section 7.04, an "Investment Transaction" means a transaction subject to Section 13(d) of the Exchange Act, provided that in connection with such transaction the Borrower or any Subsidiary (as the case may be) has reported and at all times continues to report to the SEC that such transaction is undertaken for investment purposes or strategic business purposes.

         7.05 LIMITATION ON SUBSIDIARY INDEBTEDNESS. Permit any Subsidiary to create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or Contingent Obligations, except:

         (a) Indebtedness outstanding on the date hereof and listed on Schedule
7.05 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder;

         (b) letters of credit, bid bonds, performance guarantees and overdraft obligations guaranteed by the Borrower so long as the aggregate Indebtedness and Contingent Obligations under this subsection (b) is not of any time in excess of $30,000,000;

         (c) endorsements for collection or deposit in the ordinary course of business;

         (d) Indebtedness of any Subsidiary incurred pursuant to a Permitted Receivables Facility;

         (e) Indebtedness consisting of (i) the 1.019% unsecured private placement notes issued by Getz Bros. Co. Ltd. ("Getz") in May 2003 in the original principal amount of 20,864,375,000 Japanese Yen and maturing May 7, 2010, and (ii) all loans and other obligations incurred by Getz under a revolving credit facility with Bank of Tokyo-Mitsubishi in the maximum aggregate principal amount at any time outstanding of 2,735,625,000 Japanese Yen, and, with respect to both clauses (i) and (ii), any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder.

         (f) other Indebtedness or Contingent Obligations, provided that the aggregate amount of Indebtedness and Contingent Obligations permitted under subsections (a) and (f) of this Section 7.05 shall not exceed $125,000,000.

         The restrictions contained in this Section shall not include any Indebtedness of any Subsidiary incurred under this Agreement or under the Existing Multi-Year Credit Agreement.

         7.06 TRANSACTIONS WITH AFFILIATES. Enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

         7.07 USE OF PROCEEDS; REGULATION U. Following the application of proceeds of each Loan, have more than 25% of the value of assets of the Borrower, which are subject to any arrangement with the Administrative Agent or any Lender (herein or otherwise) whereby the Borrower's or any Subsidiary's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted, be Margin Stock.

         7.08 LIMITATION ON SUBSIDIARY DIVIDENDS. Permit any Subsidiary (other than an Excluded Subsidiary) to enter into any agreement with any Person (other than the Lenders pursuant to this Agreement) which prohibits or limits the ability of such Subsidiary (other than an Excluded Subsidiary) to declare or pay any dividends or make other distributions of assets, properties, cash, rights, obligations or securities on account of any shares of any class of the capital stock of such Subsidiary (other than an Excluded Subsidiary).

         7.09 JOINT VENTURES. Enter into any Joint Venture which is not in the healthcare industry.

         7.10 RESTRICTED PAYMENTS. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Borrower and any wholly-owned Subsidiary may:

         (a) declare and make dividend payments or other distributions payable solely in its common stock;

         (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

         (c) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash provided, that, before and immediately after giving effect to such proposed action, no Default or Event of Default exists or would exist.

         7.11 CHANGE IN BUSINESS. Engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

         7.12 ACCOUNTING CHANGES. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

         7.13 CONSOLIDATED INTEREST COVERAGE RATIO. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.5 to 1.0 for the four fiscal quarters ending on such date.

         7.14 CONSOLIDATED LEVERAGE RATIO. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 3.0 to 1.0 for the four fiscal quarters ending on such date.

                                 ARTICLE VIII.
                         EVENTS OF DEFAULT AND REMEDIES

         8.01 EVENTS OF DEFAULT. Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or
(ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility, utilization or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

         (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.09, or 6.11 or Article VII and, with respect to any default under Section 6.01 or 6.02, such default shall remain unremedied for a period of five days; or

         (c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure and
(ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

         (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

         (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) under (I) the Existing Multi-Year Credit Agreement or (II) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $25,000,000, or (B) fails to observe or perform any other agreement or condition (I) contained in the Existing Multi-Year Credit Agreement or (II) relating to any such other Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the lenders under the Existing Multi-Year Credit Agreement or any holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness (including without limitation Indebtedness incurred pursuant to the Existing Multi-Year Credit Agreement) to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness (including without limitation Indebtedness incurred pursuant to the Existing Multi-Year Credit Agreement) to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $75,000,000; or

         (f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

         (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or
(ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

         (h) Judgments. There is entered against the Borrower or any Subsidiary (other than an Excluded Subsidiary) (i) a final judgment or order for the payment of money in an aggregate amount exceeding $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

         (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $75,000,000; or

         (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

         (k) Change of Control. There occurs any Change of Control with respect to the Borrower; or

         (l) Loss of Licenses. (i) The Food and Drug Administration or any other Governmental Authority revokes or fails to renew any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right of the Borrower or any Subsidiary, or the Borrower or any Subsidiary for any reason loses any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit, franchise, patent, trademark, service mark, trade


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

name, copyright, authorization or other right; and (ii) any event or circumstance described in clause (i) has resulted or is reasonably likely to result in a Material Adverse Effect.

         8.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

         (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

         (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

         (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

         8.03 APPLICATION OF FUNDS. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

         First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

         Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

         Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the


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

L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

         Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

         Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

                                  ARTICLE IX.
                              ADMINISTRATIVE AGENT

         9.01 APPOINTMENT AND AUTHORITY. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

         9.02 RIGHTS AS A LENDER. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

         9.03 EXCULPATORY PROVISIONS. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

                  (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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

                  (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

                  (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

         The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

         The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

         9.04 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the


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

Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         9.05 DELEGATION OF DUTIES. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

         9.06 RESIGNATION OF ADMINISTRATIVE AGENT. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

         9.07 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it



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

will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

         9.08 NO OTHER DUTIES, ETC. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

         9.09 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

                  (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

                  (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

         Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

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

                                   ARTICLE X.
                                  MISCELLANEOUS

         10.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

         (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

         (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

         (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

         (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Documents, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

         (e) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

         (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or


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

disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

         10.02 NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION.

         (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                  (i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

                  (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

         Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

         (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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

         (c) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer.

         (d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.04 EXPENSES; INDEMNITY; DAMAGE WAIVER.

         (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

         (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each

Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

         (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(e).

         (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials


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distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

         (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

         (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

         10.05 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then
(a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

         10.06 SUCCESSORS AND ASSIGNS.

         (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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

         (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that:

                  (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

                  (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

                  (iii) any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

                  (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

         Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

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

         (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

         (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

         Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to
Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

         (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

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

         (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) Electronic Execution of Assignments. The words "execution", "signed", "signature", and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

         (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(c). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

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         (i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

         10.07 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

         For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         10.08 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such


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

notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         10.09 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

         10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         10.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or


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any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

         10.13 SEVERABILITY. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.14 REPLACEMENT OF LENDERS. (a) If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

                  (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (except as otherwise provided herein);

                  (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

                  (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

                  (iv) such assignment does not conflict with applicable Laws.

         A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Any Defaulting Lender that has on more than one occasion failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder shall pay to the Administrative Agent the assignment fee specified in Section 10.06(b).

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

         (b) In the event any Lender fails to approve any amendment, waiver or consent requested by the Borrower pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender (any such Lender, a "Restricted Lender"), so long as no Default or Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment (in an amount not less than the entire amount of such Restricted Lender's Commitment) from one or more Lenders or Eligible Assignees to become a Lender for all purposes hereunder (such Lender or Lenders referred to as the "Replacement Lender"), the Borrower may cause such Restricted Lender to be replaced by, and to assign all its rights and obligations under this Agreement (including its Commitment and its outstanding Credit Extensions) pursuant to Section 10.06 to, such Replacement Lender. Such Restricted Lender agrees to execute and to deliver to the Administrative Agent one or more Assignment and Assumptions with such Replacement Lender as provided in Section
10.06 upon payment at par of all principal, accrued interest, accrued fees and other amounts accrued or owing under this Agreement to such Restricted Lender, and such Replacement Lender shall pay to the Administrative Agent the assignment fee specified in Section 10.06(b) in connection with such assignment. The Restricted Lender making such assignment will be entitled to compensation for any expenses or other amounts which would be owing to such Restricted Lender pursuant to any indemnification provision hereof (including, if applicable, Section 3.05) as if the Borrowers had prepaid the Loans of such Lender (and terminated its Commitment, if applicable) rather than such Restricted Lender having assigned its interest hereunder.

         (c) In each case of clause (a) and (b) above, the Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such replacement.

         (d) This section shall supersede any provision in Section 10.01 to the contrary.

         10.15 TAX FORMS.

         (a) (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available


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

         exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

                  (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

                  (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or
         (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this
         Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

                  (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

         (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

         (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

         10.16 GOVERNING LAW.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

         (c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

         10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         10.18 USA PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

                                                                   SCHEDULE 1.01



                             EXCLUDED SUBSIDIARIES

Bio-Medical Sales, Inc.

HeartBeat Medical, Inc.

St. Jude Medical, Inc., Cardiac Assist Division

Telectronics B.V.

IBI Merger Corporation

Dragonfly Merger Corporation

                                                                   SCHEDULE 2.01

                                   COMMITMENTS
                               AND PRO RATA SHARES

             LENDER                         COMMITMENT       PRO RATA SHARE
--------------------------------------------------------------------------------
Bank of America, N.A.                       $48,000,000        12.000000000%
The Bank of Tokyo-Mitsubishi, Ltd.          $42,000,000        10.500000000%
Bank One, NA                                $42,000,000        10.500000000%
Wells Fargo, N.A.                           $42,000,000        10.500000000%
BNP Paribas                                 $42,000,000        10.500000000%
KeyBank National Association                $42,000,000        10.500000000%
SunTrust Bank                               $42,000,000        10.500000000%
U.S. Bank National Association              $25,000,000         6.250000000%
Svenska Handelsbanken A-B (Publ)            $25,000,000         6.250000000%
The Northern Trust Company                  $25,000,000         6.250000000%
The Bank of New York                        $25,000,000         6.250000000%
TOTAL                                      $400,000,000.00    100.000000000%

                                                                   SCHEDULE 5.05

                                   LITIGATION

SILZONE(R) LITIGATION: IN JULY 1997, the Borrower began marketing mechanical heart valves which incorporated a Silzone(R) coating. The Borrower later began marketing heart valve repair products incorporating a Silzone(R) coating. The Silzone(R) coating was intended to reduce the risk of endocarditis, a bacterial infection affecting heart tissue, which is associated with replacement heart valves.

In January 2000, the Borrower voluntarily recalled all field inventories of Silzone(R) devices after receiving information from a clinical study that patients with a Silzone(R) valve had a small, but statistically significant, increased incidence of explant due to paravalvular leak compared to patients in that clinical study with non-Silzone(R) heart valves.

Subsequent to the Borrower's voluntary recall, the Borrower has been sued in various jurisdictions and now has cases pending in the United States, Canada, and United Kingdom by some patients who received a Silzone(R) device. Some of these claims allege bodily injuries as a result of an explant or other complications, which they attribute to the Silzone(R) devices. Others, who have not had their device explanted, seek compensation for past and future costs of special monitoring they allege they need over and above the medical monitoring all replacement heart valve patients receive. Some of the lawsuits seeking the cost of monitoring have been initiated by patients who are asymptomatic and who have no apparent clinical injury to date. The Borrower has vigorously defended against the claims that have been asserted, and expects to continue to do so with respect to any remaining claims.

The Borrower has settled a number of these Silzone(R)-related cases and others have been dismissed. Cases filed in the United States in federal courts have been consolidated in the federal district court for the district of Minnesota under Judge Tunheim. A number of class-action complaints have been consolidated into one case seeking certification of two separate classes. One proposed class in the consolidated complaint seeks injunctive relief in the form of medical monitoring. A second class in the consolidated complaint seeks an unspecified amount of money damages. In a March 27, 2003 ruling, the Court conditionally certified two separate classes, and also certified a class for patients claiming relief under Minnesota's Consumer Protection Statutes.

On January 5, 2004, the judge issued further rulings concerning the classes that he had conditionally certified. More specifically, the judge declined to grant class-action status to personal injury claims; however, he granted class-action status for patients from a limited group of states to proceed with medical monitoring claims.

Judge Tunheim also ruled against the Borrower in a separate order on the issue of preemption and held that the plaintiff's causes of action were not preempted by the U.S. Food and Drug Act.

In a July 15, 2004 order, Judge Tunheim added three additional states to the limited group of states from which he determined residents with Silzone(R) valves could proceed with a class action involving medical monitoring claims so long as they did not have a clinical injury. In this order, the Court also indicated that the class action he certified under Minnesota's Consumer Protection Statutes should proceed. The Borrower intends to attempt to appeal the class certification orders as well as the Court's preemption decision.

In addition to the class-type claims, there are currently 28 individual Silzone(R) cases filed in various federal courts where plaintiffs are each requesting damages ranging from $9.5 thousand to $120.5 million and, in some cases, seek an unspecified amount. These cases are proceeding in accordance with the orders issued by Judge Tunheim. There are also presently 20 individual state court suits filed involving 28 patients. The complaints in these cases each request damages ranging from $50 thousand to $100 thousand and, in some cases, seek an unspecified amount. These state court cases are proceeding in accordance with the orders issued by the judges in those matters.

In addition, a lawsuit seeking a class action for all persons residing in the European Economic Union member jurisdictions who have had a heart valve replacement and/or repair procedure using a product with Silzone(R) coating has been filed in Minnesota state court. The complaint seeks damages in an unspecified amount for the class, and in excess of $50 thousand for the representative plaintiff individually. The complaint also seeks injunctive relief in the form of medical monitoring. The Borrower removed this matter to the federal court in Minnesota, but the plaintiffs are challenging this removal and are seeking to have the case returned to Minnesota state court. The hearing on this issue occurred on June 22, 2004. The Borrower has indicated that it seeks to have the case transferred, consistent with applicable principles, from the United States to Europe for disposition, given that that is where the plaintiffs reside.

Four class-action cases and one individual case have been filed against the Borrower in Canada. In one such case in Ontario, the court certified that a class action may proceed involving Silzone(R) patients. The most recent decision on certification was issued by the Ontario court on January 16, 2004, but the Borrower has recently moved for leave to appeal the rulings on certification. Proceedings to certify a class in the Province of Quebec are also underway. In the United Kingdom, two cases involving two separate plaintiffs have been filed. The complaints in these cases request damages of unspecified amounts. One of these matters has not been served upon the Borrower and the other is only in very preliminary stages.

The Borrower is not aware of any unasserted claims related to Silzone(R) devices. Borrower management believes that the final resolution of the Silzone(R) cases will take several years. While management reviews the claims that have been asserted from time to time and periodically engages in discussions about the resolution of claims with claimants' representatives, management cannot reasonably estimate at this time the time frame in which any potential settlements or judgments would be paid out. The Borrower accrues for contingent losses when it is probable that a loss has been incurred and the amount can be reasonably estimated. The Borrower has recorded an accrual for probable legal costs that it will incur to defend the various cases involving Silzone(R) devices, and the Borrower has recorded a receivable from its product liability insurance carriers for amounts expected to be recovered (see Note 6 of the Borrower's form 10Q for the period ending June 30, 2004). The Borrower has not accrued for any amounts associated with probable settlements or judgments because management cannot reasonably estimate such amounts. However, management believes that no significant claims will ultimately be allowed to proceed as class actions in the United States and, therefore, that all settlements and judgments will be covered under the Borrower's remaining product liability insurance coverage (approximately $160 million at July 12, 2004), subject to the insurance companies' performance under the policies (see Note 6 of the Borrower's form 10Q for the period ending June 30, 2004 for further discussion on the Borrower's insurance carriers). As such, management believes that any costs (the material components of which are settlements, judgments, legal fees and other related defense costs) not covered by its product liability insurance policies or existing reserves will not have a material adverse effect on the Borrower's statement of financial position or liquidity, although such costs may be material to the Borrower's consolidated results of operations of a future period.

GUIDANT 1996 PATENT LITIGATION: In November 1996, Guidant Corporation (Guidant) sued St. Jude Medical alleging that the Borrower did not have a license to certain patents controlled by Guidant covering ICD products and alleging that the Borrower was infringing those patents. St. Jude Medical's contention was that it had obtained a license from Guidant to the patents in issue when it acquired certain assets of Telectronics in November 1996. In July 2000, an arbitrator rejected St. Jude Medical's position, and in May 2001, a federal district court judge also ruled that the Guidant patent license with Telectronics had not transferred to St. Jude Medical.

Guidant's suit originally alleged infringement of four patents by St. Jude Medical. Guidant later dismissed its claim on one patent and a court ruled that a second patent was invalid. This determination of invalidity was appealed by Guidant and the Court of Appeals upheld the lower court's invalidity determination. In a jury trial involving the two remaining patents (the '288 and '472 patents), the jury found that these patents were valid and that St. Jude Medical did not infringe the '288 patent. The jury also found that the Borrower did infringe the '472 patent, though such infringement was not willful. The jury awarded damages of $140 million to Guidant. In post-trial rulings, however, the judge overseeing the jury trial ruled that the '472 patent was invalid and also was not infringed by St. Jude Medical, thereby eliminating the $140 million verdict against the Borrower. The trial court also made other rulings as part of the post-trial order, including a ruling that the '288 patent was invalid on several grounds.

In August 2002, Guidant commenced an appeal of certain of the trial judge's post-trial decisions pertaining to the '288 patent. Guidant did not appeal the trial court's finding of invalidity and non-infringement of the '472 patent. As part of its appeal, Guidant requested that the monetary damages awarded by the jury pertaining to the '472 patent ($140 million) be transferred to the '288 patent infringement claim. The Borrower maintains that such a request is not supported by the facts or law. After the briefing for this appeal was completed, oral argument before the Court of Appeals occurred on September 4, 2003. The Borrower expects that the Appellate Court will issue a decision concerning Guidant's appeal sometime later in 2004. While it is not possible to predict the outcome of the appeal process, the Borrower believes that the decision of the trial court in its post-trial rulings, which is publicly available, was correct.

The '288 patent expired in December 2003. Accordingly, the final outcome of the appeal process cannot involve an injunction precluding the Borrower from selling ICD products in the future. Sales of the Borrower's ICD products which Guidant asserts infringed the '288 were approximately 18% of the Borrower's consolidated net sales during the fiscal year ended December 31, 2003.

The Borrower has not accrued any amounts for losses related to the Guidant 1996 patent litigation. Although the Borrower believes that the assertions and claims in these matters are without merit, potential losses arising from this litigation are possible, but not estimable, at this time. The range of such losses could be material to the operations, financial position and liquidity of the Borrower.

GUIDANT 2004 PATENT LITIGATION: In February 2004, Guidant sued the Borrower alleging that the Borrower's Epic(TM) HF ICD, Atlas(R)+ HF ICD and Frontier(TM) device infringe U.S Patent No. RE 38,119E (the '119 patent). Guidant also sued the Borrower in February 2004 alleging that the Borrower's QuickSite(TM) 1056K pacing lead infringes U.S. Patent No. 5,755,766 (the '766 patent). Guidant is seeking an injunction against the manufacture and sale of these devices by the Borrower in the United States and compensation for what it claims are infringing sales of these products up through the effective date of the injunction. Sales of these St. Jude Medical devices in the United States were not material during the first six months of 2004 or the full fiscal year 2003, although now that the Borrower has received FDA approval to market these products, it is anticipated that sales of these devices could become material in the future. The Borrower has not submitted a substantive response to Guidant's claims at this time. Another competitor of the Borrower, Medtronic, Inc., which has a license to the '119 patent, is contending in a separate lawsuit with Guidant that the '119 patent is invalid.

The Borrower has not accrued any amounts for losses related to the Guidant 2004 patent litigation. Potential losses arising from this litigation are possible, but not estimable, at this time. The range of such losses could be material to the operations, financial position and liquidity of the Borrower.

SYMMETRY(TM) LITIGATION: The Borrower has been sued in thirteen cases in the United States alleging that its Symmetry(TM) Bypass System Aortic Connector (Symmetry(TM) device) caused bodily injury or might cause bodily injury. The first such suit was filed against the Borrower on August 5, 2003, and the most recently initiated case was served upon the Borrower on June 17, 2004. Each of the complaints in these cases request damages ranging from $50 thousand to $100 thousand and, in some cases, seek an unspecified amount. Four of the thirteen cases are seeking class-action status. One of the cases seeking class-action status has been dismissed but the dismissal is being appealed by the plaintiff. The Borrower believes that those cases seeking class-action status will request damages for injuries and monitoring costs.

The Borrower's Symmetry(TM) device was cleared through a 51O(K) submission to the FDA, and therefore, is not eligible for the defense under the doctrine of federal preemption that such suits are prohibited. Given the Borrower's self-insured retention levels under its product liability insurance policies, the Borrower expects that it will be solely responsible for these lawsuits, including any costs of defense, settlements and judgments. The Borrower's management believes that class-action status is not appropriate for the claims asserted based on the facts and case law. Discovery is in the very early stages in these cases.

The Borrower has not accrued any amounts for losses related to the Symmetry(TM) litigation. Potential losses arising From this litigation are possible, but not estimable, at this time. The range of such losses could be material to the operations, financial position and liquidity of the Borrower. At this time, the Borrower management cannot reasonably estimate the time frame in which this litigation will be resolved, including when potential settlements or judgments would be paid out, if any.

OTHER LITIGATION MATTERS: The Borrower is involved in various other product liability lawsuits, claims and proceedings that arise in the ordinary course of business.

RECENT EVENTS

On August 31, 2004, a three judge panel of the Court of Appeals for the Federal Circuit (CAFC) issued a ruling on Guidant's appeal of the trial court decision and jury verdict on the '288 patent controlled by Guidant.

The CAFC reversed the decision of the trial court judge that the '288 patent was invalid. The court also ruled that the trial judge's claim construction of the '288 patent was incorrect and, therefore, the jury's verdict of non-infringement was set aside. The court also ruled on other issues that were raised by the parties.

The effect of the decision, if unappealed, will be to return the case to the trial judge for claim construction of a possible new trial on the issue of infringement and damages.

Guidant had sued St. Jude Medical in 1996 alleging that the Borrower's implantable cardioverter-defibrillator products infringed the '288 and three other patents. The other patents were dropped or dismissed from the litigation.

Guidant is claiming damages for ICD sales from May 15, 1997 through December 2003, when the '288 patent expired.

The decision can be accessed at www.FedCir.gov/dailylog.html.

On September 2, 2004, the United States Court of Appeals for the Eighth Circuit issued an order granting St. Jude Medical, Inc.'s Petition under Federal Rule of Civil Procedure 23(f) for Permission to Appeal a Class Certification Order.

In the Petition, St. Jude Medical sought permission to appeal from the July 15, 2004 class certification order of United States District Judge John R. Tunheim in the multi-district Silzone(R) heart valve litigation. The order had certified a nationwide class action for personal injury and medical monitoring claims under Minnesota's consumer protection statutes. Judge Tunheim also certified a medical monitoring class based on specific states' tort laws.

In granting the Petition, the Eighth Circuit agreed to allow St. Jude Medical to appeal from the July 15, 2004 order, but did not decide whether the classes were properly certified. The Eighth Circuit will address that issue at a later date and after further briefing. It may be eight to twelve months before the Eighth Circuit issues a decision on this matter. St. Jude Medical's position is that proceeding with a class action is not appropriate under existing law.

In a separate ruling on September 2, 2004, the Eighth Circuit issued an order denying St. Jude Medical's request that the appellate court review a decision by Judge Tunheim which held that the plaintiff s claims were not preempted by the U.S. Food and Drug Act. The Eighth Circuit's decision does not substantively address or disagree with St. Jude Medical's grounds for appeal of the preemption ruling, but rather merely determined that an appeal of the preemption ruling was not possible at this time.

                                                                   SCHEDULE 5.07

                                 ERISA SCHEDULE

Section                         Exceptions
-------                         ----------

5.07(a)                         None
5.07(c)                         None
5.07(d)                         None
5.07(e)                         None
5.07(f)                         None

                                                                   SCHEDULE 5.10

                               SCHEDULE OF TAXES

None

                                                                  SCHEDULE 5.11

                       SCHEDULE OF MATERIAL INDEBTEDNESS

St. Jude subsidiaries in Spain and Italy have initiated letters of credit with various banks in the ordinary course of business. These letters of credit total approximately $4 million.

St. Jude Medical, Inc. maintains a large deductible workers' compensation insurance program in the U.S. for which insurance carriers require collateral in the form of a standby letter of credit. These letters of credit currently total approximately $7 million.

Getz Brothers, a wholly owned indirect subsidiary of St. Jude Medical, Inc. has the following outstanding debt as of September 28, 2004:

         o Yen 20,864,375,000 Senior Notes Due May 7, 2010 - guaranteed by St. Jude Medical, Inc.

As of September 24, 2004 St. Jude has $82,000,000 outstanding under the Borrower's commercial paper program.

                                                                   SCHEDULE 5.12

                             ENVIRONMENTAL SCHEDULE

None

                                                                   SCHEDULE 5.16

                             ST. JUDE MEDICAL, INC.
                       SUBSIDIARIES AND EQUITY INVESTMENTS
                                     8/30/04

ST. JUDE MEDICAL, INC. WHOLLY OWNED SUBSIDIARIES:
-------------------------------------------------
o Pacesetter, Inc. - Sylmar, California, Scottsdale, Arizona, and Maven, South Carolina (Delaware corporation) (doing business as St. Jude Medical Cardiac Rhythm Management Division)
o   St. Jude Medical S.C., Inc. - St. Paul, Minnesota (Minnesota corporation)
        -   Bio-Medical Sales, Inc. (Pennsylvania corporation)
        -   HeartBeat Medical, Inc. (Utah corporation)
o   St. Jude Medical Europe, Inc. - St. Paul, Minnesota (Delaware corporation)
        -   Brussels, Belgium branch
o St. Jude Medical Canada, Inc. - Mississauga, Ontario and St. Hyacinthe, Quebec (Ontario, Canada corporation)
o   St. Jude Medical (Shanghai) Ltd. (Chinese Corporation)
o   IBI Merger Corporation - St. Paul, Minnesota (California Corporation)
o   Dragonfly Merger Corporation - St. Paul, Minnesota (Delaware corporation)
o   Epicor Medical, Inc. - Sunnyvale, California (Delaware Corporation)
o St. Jude Medical (Hong Kong) Limited - Kowloon, Hong Kong (Hong Kong corporation)
        -   Shanghai and Beijing, China representative offices
        -   Singapore representative office
        -   Bangalore representative office
        -   Korean branch office
        -   Taiwan branch office
        -   Mumbai, New Delhi, Calcutta and Chennai, India branch offices
o St. Jude Medical, Inc., Cardiac Assist Division - St. Paul, Minnesota (Delaware corporation) (Assets of St. Jude Medical, Inc., Cardiac Assist Division sold to Bard 1/19/96)
o St. Jude Medical Australia Pty., Ltd. - Sydney, Australia (Australian corporation)
o St. Jude Medical Brasil, Ltda. - Sao Paulo and Belo Horizonte, Brazil (Brazilian corporation)
o St. Jude Medical, Daig Division, Inc.- Minnetonka, Minnesota (Minnesota corporation)
o   St. Jude Medical Colombia, Ltda. (Bogota, Colombia) (Colombian corporation)
o   St. Jude Medical ATG, Inc. - Maple Grove, Minnesota (Minnesota corporation)
o   SJM International, Inc. - St. Paul, Minnesota (Delaware corporation)
        -   Tokyo, Japan branch

SJM INTERNATIONAL INC. WHOLLY OWNED LEGAL ENTITIES -(DIRECTLY AND INDIRECTLY)
-----------------------------------------------------------------------------
o St. Jude Medical Puerto Rico, Inc. - Caguas, Puerto Rico (Delaware corporation)
        - St. Jude Medical Delaware Holding LLC - St. Paul, Minnesota (Delaware corporation) (wholly owned subsidiary of St. Jude Medical Puerto Rico, Inc.)

o St. Jude Medical Holland Finance C.V. (Netherlands limited partnership) (ownership of St. Jude Medical Holland Finance C.V. is shared by SJM International, Inc., St. Jude Medical Delaware Holding LLC, and the general partner, St. Jude Medical Puerto Rico, Inc.)
        - St. Jude Medical Investments, B.V. (Netherlands corporation headquartered in Luxembourg) (wholly owned subsidiary of St. Jude Medical Holland Finance C.V.)
            - St. Jude Medical Holdings B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Investments, B.V.)
                - Getz Bros. Co. Ltd. (Japanese corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)
            - St. Jude Medical Nederland B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Investments, B.V.)
                - Telectronics B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Nederland B.V.)
            - St. Jude Medical Enterprise AB (Swedish corporation headquartered in Luxembourg) (wholly owned subsidiary of St. Jude Medical Investments, B.V.)
                - St. Jude Medical Puerto Rico B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Enterprise AB)
                    -   Puerto Rico branch of St. Jude Medical Puerto Rico B.V.
    - St. Jude Medical Coordination Center (Belgium branch of St. Jude Medical Enterprise AB)
    - St. Jude Medical AB (Swedish corporation) (Wholly owned subsidiary of St. Jude Medical Enterprise AB)

o   St. Jude Medical Sweden AB (Swedish corporation)
o   St. Jude Medical Danmark A/S (Danish corporation)
o St. Jude Medical (Portugal) - Distribuicao de Produtos Medicos, Lda. (Portuguese corporation)
o   St. Jude Medical Export Ges.m.b.H. (Austrian corporation)
o   St. Jude Medical Medizintechnik Ges.m.b.H. (Austrian corporation)
o   St. Jude Medical Italia S.p.A. (Italian corporation) N.V.
o   St. Jude Medical Belgium, S.A. (Belgian corporation)
o   St. Jude Medical Espana, S.A. (Spanish corporation)
o   St. Jude Medical France S.A.S. (French corporation)
o   St. Jude Medical Finland O/y (Finnish corporation)
o   St. Jude Medical Kft. (Hungarian corporation)
o   St. Jude Medical Sp.zo.o. (Polish corporation)
o   St. Jude Medical GmbH (German corporation)
o   St. Jude Medical UK Limited (United Kingdom corporation)
o   St. Jude Medical AG (Swiss corporation)

EQUITY INVESTMENTS:
o   Cyberonics, Inc.
o   Cardima, Inc.
o   Asahi Intecc
o   Bioheart, Inc.
o   Cardiodyne, Inc
o   Emphasys Medical, Inc.
o   Fine Medix
o   Fox Hollow Technologies, Inc.
o   GM Medical
o Irvine Biomedical, Inc. (St. Jude Medical, Inc. expects to close this acquisition 9/30/04
o   MediaWay, Inc.
o   Micrus, Corporation
o   Neovasys, Inc.
o   Novoste Corporation
o   Rhythm Technologies, Inc.
o   St. Croix Medical, Inc.
o   SL Japan
o   Surgical Innovations Group plc
o   Vascor, Inc.
o   WebMD

PARTNERSHIPS:
o   American Healthcare Fund
o   Piper Jaffray Healthcare Fund
o   Pathfinder
o   Frazier & Co.
o   Capstone Venture
o   Three Arch
o   Three Arch II
o   Three Arch III
o   Three Arch Capital
o   Technology Gateway

OTHER AGREEMENT: Tokumei Kumiai ("TK") Agreement between St. Jude Medical Enterprise AB and Getz Bros. Co. Ltd.

                                                                   SCHEDULE 6.06

                                   INSURANCE


COVERAGE                   LIMITS                       RETENTION                     INSURANCE COMPANIES
--------                   ------                       ---------                     -------------------
Products Liability         $ 425 million                75 million/occurrence         XL Insurance Ltd.
                                                                                      Allied World Assurance Co.
                                                                                      MaxRe
                                                                                      Staff Excess Int'l
                                                                                      Ace
                                                                                      Endurance
                                                                                      Gerling

Commercial                 Based on valuation           Various                       St. Paul Travelers
Property/earthquake        $500 million aggregate                                     XL
                                                                                      Arch
                                                                                      CNA
                                                                                      Axis
                                                                                      Travelers
                                                                                      Employers of Wausau

General Liability          $ 2 million aggregate        Various                       St. Paul Travelers
                           $ 1 million/occurrence

Auto Insurance             $500,000                     $ 1,000                       St. Paul Travelers

Workers'                   Statutory                    $ 500,000                     St. Paul Travelers
Compensation

Umbrella                   $ 30 million                 Underlying policy             St. Paul Travelers

Foreign DIC etc.           Various                      Various                       St. Paul Travelers

Directors & Officers       $ 60 million                 $ 15 million (Securities      National Union
                                                        claims) $5 million other      Chubb
                                                        claims                        Allied World Assurance Co.
                                                                                      CODA

Crime                      $ 10 million                 $ 250,000                     National Union

Cargo                      Various                      $ 10,000                      Ace USA

Fiduciary                  $ 15 million                 $ 100,000                     Chubb

                                                                   SCHEDULE 7.01

                                 EXISTING LIENS

None

                                                                SCHEDULE 7.04(A)

                             ST. JUDE MEDICAL, INC.
                            GLOBAL INVESTMENT POLICY

                            EFFECTIVE DECEMBER 2003

PURPOSE
-------
This investment policy ("Policy") describes the objectives of and provides guidelines for investment of funds on behalf of St. Jude Medical, Inc. and all of its legal entities. The Policy also defines the employees authorized to engage in investment activity ("Authorized Individuals"), authorized investment sources ("Authorized Brokers/Issuers"), authorized investment managers ("Authorized Managers"), and portfolio quality, diversification and maturity parameters. Modification of or deviation from the Policy requires the approval of the Audit Committee of the Board of Directors of the Borrower ("Audit Committee"), except for changes in Authorized Individuals, Authorized Brokers/Issuers, or Authorized Managers, which require the prior written approval of the Borrower's Chief Financial Officer and either the Treasurer or Assistant Treasurer.

This policy does not supersede the Borrower's Banking Resolution. Any banks listed as Authorized Brokers/Issuers for the purpose of this Policy refer to the investment or investment brokerage entity or function within that bank or investment bank, but not to the depository, lending function or organization which is the subject of the Banking Resolution.

Investment Obiectives
---------------------
The Borrower has three primary investment objectives, in priority order:

1.   Preservation of principal
2.   Liquidity
3.   Competitive after-tax yield

AUTHORIZED INDIVIDUALS
----------------------
1.   Chief Executive Officer
2.   Chief Operating Officer
3.   Chief Financial Officer
4.   Treasurer
5.   Assistant Treasurer
6.   Manager of Treasury Operations
7.   Sr. Treasury Analyst
8. Other designees as approved in writing by the Chief Executive Officer or the Chief Financial Officer and either the Treasurer or Assistant Treasurer

AUTHORIZED INVESTMENTS
----------------------
Authorized investments, minimum quality characteristics, maximum allowable maturities and allowable concentration (percentage of investment portfolio) parameters are described in Exhibit A of the Policy. In general, investment activity is restricted to investment grade securities, with minimum rating(s) on trade date by Standard & Poor's as A2 or better (short term) or BBB or better (long term), or the equivalent rating from Moody's, or Fitch. Investments must be currency neutral, i.e. investments must be made in the reporting currency or the currency that is already held by the entity completing the investment.

AUTHORIZED BROKERS/ISSUERS
--------------------------
Authorized Individuals are restricted to utilizing brokers, banks and direct issuers of commercial paper as described in Exhibit B of the Policy. A current version of Exhibit B indicating all additions or deletions from the list of Authorized Brokers/Issuers is to be maintained by the Treasurer or Assistant Treasurer. A written agreement signed by the Borrower's Chief Financial Officer and Treasurer or Assistant Treasurer is required for each Authorized Broker/Issuer prior to executing investment transactions.

AUTHORIZED MANNERS
------------------
Authorized Managers are described in Exhibit C of the Policy. Authorized Managers are restricted to investments as detailed in Exhibit A of the Policy. Authorized Managers are required to utilize broker dealers providing best execution of trades, "best execution" being defined as most favorable pricing at lowest cost. A written agreement signed by the Borrower's Chief Financial Officer and Treasurer or Assistant Treasurer is required for each Authorized Manager prior to executing investment transactions. This written agreement will contain an addendum documenting selection of security custodians and appropriate performance benchmarks mutually chosen by the Authorized Manager and the Borrower.

RESPONSIBILITY
--------------
1.   Audit Committee
     a.   Annual review of investment activity and results
     b.   Annual review of the Borrower's internally prepared compliance report

2.   Chief Financial Officer
     a.   Annual review of the Policy
     b.   Overall compliance with the Policy
     c. Approval of any changes in Authorized Individuals or Authorized Brokers/Issuers or Authorized Managers
     d. Execution of agreements with Authorized Brokers/Issuers and Authorized Managers
     e.   Distribution of annual investment and audit reports to the Audit
          Committee
     f. Decision on appropriate remedial strategy regarding any investment where that investments' value may be affected because of a negative credit rating change subsequent to purchase.

3.   Treasurer or Assistant Treasurer
     a.   Direct responsibility for compliance with the Policy

     b. Approval of any changes in Authorized Individuals or Authorized Brokers/Issuers or Authorized Managers
     c. Execution of agreements with Authorized Brokers/Issuers or Authorized Managers
     d.   Distribution of periodic reports to management
     e. As soon as known by the Treasurer or Assistant Treasurer, report to the Chief Financial Officer any negative credit rating change that may affect any existing investments' value. This report shall include viable elections with respect to the investment of concern

4.   Authorized Individuals
     a.   Ongoing compliance with the Policy
     b. Preparation of accurate and timely reports for management and the Audit Committee
     c. As soon as known by the Individual, report to the Treasurer or Assistant Treasurer any negative credit rating change of any existing investment

5.   Internal Audit Function
     a. Preparation and distribution of an annual compliance audit for the Audit Committee

REPORTING REQUIREMENTS
-----------------------
1.   Annual investment report to the Audit Committee
2.   Monthly report to Chief Financial Officer, Treasurer and Controller
3.   Annual compliance audit report
4.   Other as directed by management

EQUITY INVESTMENTS
------------------
At the direction of the Chief Executive Officer of the Borrower, Authorized Individuals are permitted to purchase up to $10 million in aggregate of the capital stock, or equivalent, in a non affiliated company. Amounts in excess of $10 million in aggregate require approval by the Board of Directors.

Without further approval of the Board of Directors, the Chief Executive Officer may direct authorized individuals to sell or otherwise dispose of investments in non-affiliated companies.

MANAGEMENT SAVINS PLAN (MSP) INVESTMENTS
----------------------------------------
The Borrower maintains certain investments such as life insurance contracts and mutual funds that serve to hedge the Borrower's obligations under its MSP. This Global Investment Policy is not intended to govern the management of the MSP investments.

DURATION
--------
This Policy is subject to annual review by the Audit Committee.

                              ST JUDE MEDICAL, INC.
                                INVESTMENT POLICY

                                    EXHIBIT A
                             AUTHORIZED INVESTMENTS

-----------------------------------------------------------------------------------------------------
                                         MINIMUM                                  MAXIMUM
                                        RATING ON       EXPECTED        EXPOSURE PER ISSUE/ISSUER
           INSTRUMENT                  TRADE DATE       AVERAGE              ON TRADE DATE
                                         (S&P OR         LIFE
                                         EQUIV.)
-----------------------------------------------------------------------------------------------------
                                            See Definitions and Clarifications below table
-----------------------------------------------------------------------------------------------------
Bank certificates of deposit                A           90 days          A rated - $10 million or 5%
                                                                                 of portfolio
                                            AA          90 days           AA rated $20 million or 5%
                                                                                 of portfolio
-----------------------------------------------------------------------------------------------------
Yankee certificates of                      A           90 days          A rated - $10 million or 5%
deposit                                                                          of portfolio
                                            AA          90 days           AA rated - $20 million or
                                                                                5% of portfolio
-----------------------------------------------------------------------------------------------------
Bankers' acceptances                        A2          180 days             $10 million or 5% of
                                                                                   portfolio
-----------------------------------------------------------------------------------------------------
Commercial paper                            Al          270 days             $10 million or 5% of
                                                                                   portfolio
                                            A2          60 days
                                                                             $10 million or 5% of
                                                                                   portfolio
-----------------------------------------------------------------------------------------------------
Asset backed commercial                     A2          60 days              $10 million or 5% of
paper                                                                              portfolio
-----------------------------------------------------------------------------------------------------
Asset backed securities                    AAA          1 year               $10 million or 5% of
                                                                                   portfolio
-----------------------------------------------------------------------------------------------------
Corporate bonds or notes                    AA         Two years             $10 million or 5% of
                                                                                   portfolio
-----------------------------------------------------------------------------------------------------
Corporate medium term                       AA         Two years             $10 million or 5% of
notes                                                                              portfolio
-----------------------------------------------------------------------------------------------------
Money market funds                         AAA          397 days             $10 million or 5% of
                                                                                   portfolio
-----------------------------------------------------------------------------------------------------
Liquidity vehicles/money                    Al          90 days              $10 million or 5% of
market equivalents                                                                 portfolio
-----------------------------------------------------------------------------------------------------
Dutch Auction Securities                   BBB          180 days             $10 million or 5% of
                                                                                   portfolio
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
Municipal bonds or notes                   BBB             One year          $10 million or 5% of
                                                                                   Portfolio
-----------------------------------------------------------------------------------------------------
Municipal variable rate notes              SP-2             14 days          $10 million or 5% of
                                                                                   portfolio
-----------------------------------------------------------------------------------------------------
Repurchase agreements                      AA               7 days           $10 million or 5% of
                                                                                   portfolio
-----------------------------------------------------------------------------------------------------
U.S. government agencies                   N/A               Three                N/A
                                                             years
-----------------------------------------------------------------------------------------------------
U.S. government obligations                N/A               Three                N/A
                                                             years
-----------------------------------------------------------------------------------------------------


DEFINITIONS AND CLARIFICATIONS
------------------------------

MINIMUM RATING ON TRADE DATE:

    o   For Split rated securities, the lowest of the ratings is used

    o Repurchase agreements must be collateralized by U.S. Government or Agency securities

EXPECTED AVERAGE LIFE:

    o   FOR INVESTMENTS MANAGED INTERNALLY:
            o St. Jude investments managed internally shall be governed solely by the Expected Average Life in the table above. For securities which have put dates or reset dates the first put date or first reset date will be used instead of the final legal maturity date.

    o   FOR INVESTMENTS MANAGED EXTERNALLY (BY AUTHORIZED MANAGERS):
        The following criteria will be used for purposes of determining Expected Average Life:
            o The next reset date will be used for floating rate securities, the put date for putable securities, the call date for securities trading on a yield-to-call basis, and the average life on securities with periodic principal payments prior to maturity such as mortgage backed securities and asset backed securities.
            o The final legal maturity date of any single issue cannot exceed 3 years from the date of purchase.

MAXIMUM EXPOSURE PER ISSUE/ISSUER ON TRADE DATE:

    o FOR INVESTMENTS MANAGED INTERNALLY: St. Jude investments managed internally shall be governed solely by the $ maximum exposure limits per issue/issuer outlined in the table above and shall be:
            o   Consolidated for all SJM entities
            o   Consolidated for each issue/issuer

    o FOR INVESTMENTS MANAGED EXTERNALLY (BY AUTHORIZED MANAGERS): maximum exposure limits will be governed solely by percentage maximums as outlined in the table above. Each Authorized Manager will base their percentage maximum on the portfolio they manage.

    o TO DETERMINE MAXIMUM EXPOSURE PER ISSUE/ISSUER FOR INVESTMENTS DENOMINATED IN CURRENCIES OTHER THAN US$:
        o A spot exchange rate shall be obtained from Reuters on the investment trade date
        o A foreign currency equivalent maximum shall be calculated using the rate obtained and the US$ maximum from the table above

                             ST. JUDE MEDICAL, INC.
                               INVESTMENT POLICY

                                    EXHIBIT B
                            AUTHORIZED BROKERS/ISSUERS

--------------------------------------------------------------------------------------------------------------------
                                                                                         DIRECT ISSUERS OF
       INVESTMENT BANKS                         COMMERCIAL BANKS                          COMMERCIAL PAPER
--------------------------------------------------------------------------------------------------------------------
BP Capital Markets (Puerto Rico only)      Banco Popular                               To be designated and
--------------------------------------------------------------------------------      approved in the future
Credit Suisse First Boston                 Bank of America
--------------------------------------------------------------------------------
RBC Capital Markets                        Bank One
--------------------------------------------------------------------------------
Morgan Stanley                             JP Morgan Chase
--------------------------------------------------------------------------------
Goldman Sachs                              Citigroup
--------------------------------------------------------------------------------
Merrill Lynch                              Scotia Bank
--------------------------------------------------------------------------------
                                           Wells Fargo
--------------------------------------------------------------------------------
US Bancorp Piper Jaffray                   KBC Bank
--------------------------------------------------------------------------------
Salomon Smith Barney                       ABN Amro
--------------------------------------------------------------------------------
Bear Steams                                Canadian Imperial Bank of
                                           Commerce
--------------------------------------------------------------------------------
UBS Paine Webber                           Svenska Handelsbanken
--------------------------------------------------------------------------------
                                           HSBC
--------------------------------------------------------------------------------------------------------------------
                                           BNP Paribas
--------------------------------------------------------------------------------------------------------------------
                                           Suntrust
--------------------------------------------------------------------------------------------------------------------

                             ST. JUDE MEDICAL, INC.

                               INVESTMENT POLICY

                                    EXHIBIT C
                               AUTHORIZED MANAGERS

Bank of America Capital Management, Inc.

ABN Amro Asset Management Services, Inc.

Goldman Sachs Asset Management

Wells Capital Management

TrusCo Capital Management

                                                                   SCHEDULE 7.05


                      EXISTING SUBSIDIARY INDEBTEDNESS AND
                             CONTINGENT OBLIGATIONS


St. Jude subsidiaries in Spain and Italy have initiated letters of credit with various banks in the ordinary course of business. These letters of credit total approximately $4 million.

Getz Brothers, a wholly owned indirect subsidiary of St. Jude Medical, Inc. has the following outstanding debt as of September 28, 2004:

         o Yen 20,864,375,000 Senior Notes Due May 7, 2010 - guaranteed by St. Jude Medical, Inc.

                                                                  SCHEDULE 10.02

                         ADMINISTRATIVE AGENT'S OFFICE,
                         CERTAIN ADDRESSES FOR NOTICES

BORROWER:
---------

ST. JUDE MEDICAL, INC.
One Lillehei Plaza
St. Paul, Minnesota 55117
Attention: Robert Frenz
Telephone: 651-481-7661
Facsimile: 651-490-4333
Electronic Mail: rfrenz@sjm.com

ADMINISTRATIVE AGENT:
---------------------

BANK OF AMERICA, N.A.

ADMINISTRATIVE AGENT'S OFFICE
-----------------------------
(FOR PAYMENTS AND REQUESTS FOR CREDIT EXTENSIONS)
Bank of America, N.A.
NCI-001-15-01
10 1 N. Tryon Street
Charlotte, NC 28255
Attn: Dee Daniel
Telephone: 704-387-5441
Facsimile: 704-409-0299
Email: dee.daniel@bankofamerica.com

PAYMENT INSTRUCTIONS:
---------------------
Bank of America, NA
New York NY
ABA# 026009593
A/C# 136621-2250600
Attn: Corporate Credit Services
Ref: St. Jude Medical

OTHER NOTICES AS ADMINISTRATIVE AGENT:
--------------------------------------
Bank of America, N.A.
Agency Management
CA5-701-12-09
1455 Market Street
San Francisco, CA 94103
Attn: Cassandra McCain
Telephone: 415-436-3400
Facsimile: 415-503-5133
Email: cassandra.g.mccain@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations-Los Angeles #22621
333 S. Beaudry Avenue, 19th Floor
Mail Code: CA9-703-19-23
Los Angeles, CA 90017-1466
Attention: Sandra Leon
           Vice President
Telephone: 213.345.5231
Facsimile: 213.345.6694
Electronic Mail: Sandra.Leon@bankofamerica.com